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                                                                     Exhibit 5.1

                     [Letterhead of Morrison & Foerster LLP]

                                October 20, 2003

United Dominion Realty Trust, Inc.
1745 Shea Center Drive
Suite 200
Highlands Ranch, CO 80129

Ladies and Gentlemen:

            We have acted as counsel to United Dominion Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), in connection with the registration of 3,425,217 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock"), issuable upon the conversion of the Company's Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock") issued in connection with the Company's acquisition of Midlands Company.

            In connection therewith, we have reviewed the Registration Statement, the related Prospectus, the Series E Preferred Stock, the Company's filings with the Securities and Exchange Commission, certain of the Company's corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Series E Preferred Stock and Common Stock, and such other factual and legal matters as we have deemed necessary for purposes of rendering the opinion set forth herein.

            We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. In making our examination of executed documents or documents to be executed, we have assumed that each party to one or more of the documents (other than the Company) has the power and authority to execute and deliver, and to perform and observe the provisions of the documents, and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have relied, as to matters of fact, upon the accuracy of representations and certificates of officers of the Company. We have relied on the Company's records and have assumed the accuracy and completeness thereof. We have also assumed that any stock certificate evidencing any Common Stock issued upon conversion of the Series E Preferred Stock
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United Dominion Realty Trust, Inc.
October 20, 2003
Page 2

will conform to the specimen certificate examined by us and will be duly executed and delivered. We have also assumed that the number of shares of Common Stock to be issued upon conversion of the Series E Preferred Stock will not exceed, at the time of issuance, the authorized but unissued shares of common stock of the Company.

            Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when issued upon conversion of the Series E Preferred Stock in the manner described in the Registration Statement and the Company's Amended and Restated Articles of Incorporation, will be validly issued, fully paid and nonassessable.

            We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Maryland and the federal laws of the United States of America, as in effect on the date hereof.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Registration Statement.

                                               Very truly yours,

                                               /s/  Morrison & Foerster LLP